Ingredion Incorporated

5 Westbrook Center

Westchester, IL 60154

United States

EXHIBIT 10.33

January 22, 2018

Larry Fernandes

[Address Redacted]

Dear Larry:

On behalf of Ingredion Incorporated, (“Company”), we are pleased to offer you the position of Senior Vice President and Chief Commercial Officer reporting to the Chief Executive Officer with an effective date of March 1, 2018 (“Effective Date”).  The terms of your international assignment with Ingredion Mexico, S.A. de CV including any expatriate specific benefits will either cease or taper in conjunction with your official repatriation to the United States.

The following compensation and benefits are being offered should you choose to accept this position:

•

Base Salary:  You will receive a base salary (gross) at an annual rate of USD$380,000 in accordance with Ingredion’s US payroll procedures, which currently provide for semi-monthly payments,  on the 15th and the last day of the month.  Your base salary includes compensation for all time worked, as well as appropriate consideration for Company holidays and other time off.  Your base salary will be considered for adjustment as part of our normal year-end performance management and compensation process.  Your next salary review and adjustment will be in February 2019.  Your position is Grade O and is exempt.

•	Short-Term Incentive: Your Annual Incentive Plan target eligibility will be increased to 55%.
•

Long-term Incentive:  Based on the level of this position, you will continue to be eligible to participate in Ingredion's Stock Incentive Plan. All awards granted as an eligible participant of this program are based on performance.

•	US Benefit Package:
o	You will continue to participate in the Company’s US-based Retirement Savings Plan for Salaried Employees (401k).
o

You will continue to be eligible to participate in the U.S. medical, dental, life insurance and disability programs, except that your medical program will be provided by BCBS of IL.  Any employee premiums due will be deducted directly from your salary.

o	In addition, you will continue to follow the US vacation policy. You will be eligible for 5 weeks of vacation and two floating holidays per year.
•	Executive Perquisites:
o	Company car allowance of $15,000 per annum will be paid through U.S. payroll.

o	You will be eligible for a financial advisory perquisite reimbursement of up to $5,500 and an annual executive physical.
o

You will continue to be eligible for the Ingredion Incorporated Supplemental Executive Retirement Plan (“SERP”). The SERP offers pretax deferrals of up to 20% of your salary and up to 75% of your bonus, and it restores savings and employer matching contributions which would otherwise be lost due to IRS limits.

•	Mexico Benefits: Until your family permanently relocates to the USA and no later than August 31, 2018, the following benefits of your current position will be extended:
o	Monthly Accommodation Allowance,
o	International Living Allowance,
o	Ingredion International Medical Program (i.e. Aetna),
o	One home leave, and
o	Immigration support that’s necessary for your family to remain in Mexico.
•	Transition Benefits:
o

In the month of your repatriation date (i.e. March 2018), you will be paid a net relocation allowance of USD$10,000 net through our relocation service provider Aires. It is paid to cover indefinable expenses associated with your repatriation to the United States. In addition, you will be eligible for end of assignment/repatriation benefits under our policies which will cover items such as household goods transport, tax support, and final relocation travel.

•	Stock Ownership Requirements
o	As a Senior Vice President and Elected Officer, you will be subject to a stock ownership requirement of three-times-base-salary and have five years to achieve this level.
o

Share ownership for this purpose includes direct and indirect ownership of common stock, including restricted stock and shares held through the Ingredion 401(k) plan, RSUs and phantom stock units held in the SERP. Stock options and unvested performance shares are not included in ownership for this purpose.

o

Please note that unless or until the ownership requirement has been achieved, you are not permitted to sell shares of common stock other than to fund the payment of the exercise price of options or to fund the payment of taxes upon the exercise of options or vesting of restricted stock units (“RSUs”) or shares of restricted stock.

•	Taxation:
o

Your required income tax returns will continue to be prepared by the Company’s designated tax services provider (currently Deloitte Tax LLP) at the Company’s expense through the 2020 tax year. If you choose to use the services of another provider for tax matters, this will be at your own expense and the tax equalization outlined below will not apply.

o

Representatives of the Company’s dedicated tax services provider will conduct meetings with you to review your Mexico & U.S. tax requirements as well as your responsibilities in the tax filing process. Should you choose to use the Company’s designated tax provider, you must furnish all information necessary to complete your income tax returns on a timely basis so that you and the Company meet relevant fiscal and statutory regulations. Any additional costs incurred due to information you provide which is incomplete, inaccurate, or not provided in a timely basis will be passed on to you.
o

The Company will pay for advice in relation to general circumstances required for the preparation of your Mexico and U.S. income tax returns and other matters related to your relocation, but if you have personal assets or investments which may materially affect your position, then such costs of advice on these matters will generally be your responsibility.

o

If applicable, the Company will pay for extensions related to your income tax filings, as well as any responses to notices received in relation to Ingredion compensation or tax positions related to your relocation.

•	Tax Equalization:
o

As a result of your services outside of the U.S., you may continue to be liable for foreign income taxes on the wages earned outside of the U.S.  In order to neutralize the financial impact to you, you will continue to be eligible for tax equalization.  The objectives of the tax equalization are:

1.	To ensure that an employee on assignment outside the U.S. does not suffer an additional tax liability or benefit from a tax gain as a result of services performed outside the U.S.
2.	To provide professional tax return preparation assistance to the employee to ensure compliance with U.S. expatriate tax laws as well as the tax laws of the host country.
o

Thus, tax equalization is designed to ensure that your income tax burden while on assignment will be approximately the same as your U.S. income tax would have been, regardless of the country to which assigned.  You will bear the approximate equivalent of U.S., state (and local, if applicable) income and social taxes on Company income and personal earnings that would have been incurred had you remained in the U.S.  The Company’s designated tax services provider will prepare your tax equalization settlement subsequent to the preparation of your U.S. tax returns.

o

For U.S. tax purposes, income is generally sourced (U.S. or foreign) based on the physical location of the taxpayer while performing the services, irrespective of the fact that the taxpayer remains on the U.S. payroll.   Any benefit from foreign tax credits that arise as a result of this foreign source income may result in a benefit available on your individual U.S. income tax return.  This benefit may be property of the Company and if so should be remitted to the company.  The Company has the right to require you to file an amended tax return, prepared by the Company’s designated tax provider, to claim an anticipated tax benefit associated with the international assignment.

o

Any tax reimbursement or tax gross-up due to you will be made as soon as administratively possible after the amount is determined.  However, in no event will the tax payment be made after the later of:  (a) the end of the second tax year in which your related tax return is required to be filed for the year to which the compensation subject to the tax payment relates, or (b) the end of the second taxable year after your foreign tax return or payment is due.

•	Confidentiality and Intellectual Property Rights and Non-Competition Agreements
o	The terms and conditions of this offer remain contingent upon your agreement to the Restrictive Covenants contained in the form of Executive Severance Agreement provided by the Company, the terms and conditions of which shall be deemed incorporated herein by reference, but which shall survive termination of your employment in accordance with its terms.
o

This letter of agreement and the Executive Severance Agreement shall constitute the entire agreement and understanding with respect to the matters described herein, and supersede any and all prior and/or contemporaneous agreements and understandings, oral or written.

Nothing stated in this letter nor in any of our prior communications constitutes, or may be construed as, a commitment to, or contract of or for, employment for any specific duration.  Your employment with the Company will be “at will,” which means you may leave the Company, or the Company may require you to leave its employ, for any reason, at any time, except as otherwise provided by law.  This at-will relationship will remain in effect throughout your employment with the Company and any of its successors, affiliates or related entities, unless it is modified by a specific, express, written employment contract which is signed by you and an authorized executive of the Company.

Please indicate your acceptance by returning a signed copy of this letter to me at your earliest convenience.

Sincerely,

/s/ James P. Zallie

James P. Zallie

President and Chief Executive Officer

I accept the terms and conditions set forth in this letter.

Signature: _/s/ Larry Fernandes________________________________ Date: __2/16/18_________

               Larry Fernandes